EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Contact:
Jared Green
Corporate Counsel
905.671.7982
jgreen@merge.com

MERGE TECHNOLOGIES HOLDINGS CO. COMPLETES PURCHASE
OF ALL OUTSTANDING EXCHANGEABLE SHARES OF
MERGE CEDARA EXCHANGECO LIMITED

April 16, 2009, TORONTO, Ontario – Merge Cedara ExchangeCo Limited (TSX: MRG), a subsidiary of Merge Technologies Holdings Co. and an indirect subsidiary of Merge Healthcare Incorporated (NASDAQ: MRGE), announced today that Merge Technologies Holdings Co. has purchased, on April 15, 2009, all of the outstanding exchangeable shares of Merge Cedara ExchangeCo Limited for purchase consideration of one common share of Merge Healthcare Incorporated for each exchangeable share. This legal transaction will not impact the weighted average number of common shares outstanding used by Merge Healthcare Incorporated in its computation of basic and diluted earnings per share.

From and after April 15, 2009, former holders of exchangeable shares cease to have any rights as holders of exchangeable shares other than the right to receive one common share of Merge Healthcare Incorporated for each exchangeable share previously held.  Former holders of exchangeable shares who have submitted a properly completed and duly executed Letter of Transmittal to Computershare Investor Services Inc. together with the certificate(s) for the exchangeable shares and such other documentation as Computershare Investor Services Inc. might require will receive certificate(s) representing common shares of Merge Healthcare Incorporated in accordance with their instructions in the Letter of Transmittal.

As a result of this transaction, Merge Cedara ExchangeCo Limited is now indirectly wholly owned by Merge Healthcare Incorporated.  Accordingly, trading of the exchangeable shares will be halted at start of trading on April 16, 2009 and the exchangeable shares are to be delisted from the Toronto Stock Exchange following the close of trading on April 16, 2009. Merge Cedara ExchangeCo Limited will take steps to give notice and obtain appropriate orders to permit it to cease to be a reporting issuer in those Canadian jurisdictions in which it is currently a reporting issuer.

Merge Healthcare’s solutions solve mission-critical issues for radiology practices, outpatient imaging centers, hospitals, pharmaceutical companies and device manufacturers worldwide.  For additional information, visit www.merge.com.

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This press release may contain forward looking statements, being statements which are not historical facts.  There can be no assurance that such statements will prove accurate.  Such statements are necessarily based on a number of estimates and assumptions that are subject to numerous risks and uncertainties that could cause actual results and future events to differ materially from those anticipated or projected.